Exhibit 99.2
News

For Immediate Release

CNO Financial Group Approves Increase to Securities Repurchase Authorization and Declares Quarterly Dividend

CARMEL, Ind., November 14, 2019 - CNO Financial Group, Inc. (NYSE: CNO) announced today that its board of directors has approved an additional $500 million to repurchase the company’s outstanding common stock. As of September 30, 2019, CNO had repurchased $177.3 million of common stock in 2019 and had remaining repurchase capacity under the buyback program of approximately $107 million. The repurchase program is intended to be implemented through purchases made from time to time in the open market, through private transactions or by a tender offer, in accordance with Securities and Exchange Commission requirements. The amount and timing of the repurchases (if any) will be based on business and market conditions and other factors.

The company also announced today that its board of directors has declared a quarterly cash dividend of $0.11 per share on the Company’s common shares. The dividend will be payable December 24, 2019, to shareholders of record at the close of business on December 10, 2019.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance companies - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company, and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at CNOinc.com.

For further information:

CNO News Media
Valerie Dolenga
(312) 396-7688
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Jennifer Childe
(317) 817-2893
Jennifer.Childe@CNOinc.com

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